Exhibit 10.1

September 26, 2006

EA Swiss Sàrl

- and -

GERHARD FLORIN

EMPLOYMENT AGREEMENT

AN AGREEMENT made on 26 September 2006

BETWEEN:-

(1) EA Swiss Sàrl, with registered office at Place du Molard 8, 1204, Geneva, Switzerland (“the Company”) and

(2) GERHARD FLORIN, 10B CHEMIN DES PRINCES, COLOGNY [“YOU”, “YOUR” OR “YOURS”]

IT IS HEREBY AGREED as follows:-

1.	START DATE AND TERM

(a)	Your employment under this Agreement will be effective from 1 September 2006. Your previous employment with Electronic Arts Limited (Company Number 02057591 which has its registered office at 2000 Hillswood Drive, Chertsey, Surrey, KT16 OEU, United Kingdom) or any other Electronic Arts company which you were employed by prior to the date of your employment by the Company will count as continuous employment with the Company.

(b)	You have been assigned to work for the Company because of your professional expertise for the purpose of establishing and stabilising the Company’s Geneva Headquarters. Your employment hereunder is intended to extend during the period of time that you are assigned to the Company in Geneva by the Electronic Arts Group of companies in order to accomplish this purpose.

(c)	You represent and warrant that:

(i)	you are not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits you from entering into this Agreement or from performing your duties under this Agreement;

(ii)	you are entitled to work in Switzerland and will continue to be so entitled throughout your employment with the Company;

(iii)	if you cease to be entitled to work in Switzerland you will inform the Company of such fact at soon as you become aware of it.

2.	JOB TITLE AND DUTIES

(a)	Your job title will be Executive Vice President & General Manager, International Publishing. The Company may make changes to your job title and duties that it considers necessary but will give you reasonable notice before doing so.

(b)	In addition to your general duties as Executive Vice President & General Manager, International Publishing, you shall:

(i)	perform any duties assigned to you as long as they are consistent with your job title and comply with such instructions, as the Company shall from time to time issue;

(ii)	devote the whole of the your time, attention and abilities to the Company’s affairs during business hours;

(iii)	act in the best interests of the Company at all times and carry out the performance of your work and general conduct to the highest standards;

(iv)	keep the Company at all times promptly and fully informed (in writing if so requested) of your conduct of the business of the Company and provide such explanations in that connection as the Company may require.

(c)	The Company reserves the right to request that you carry out the duties of another position of equivalent status either in addition to or instead of your duties.

3.	HOURS OF WORK

(a)	The weekly length of work is usually 40 hours.

(b)	Your normal hours of work shall be 9.00 a.m. to 6.00 p.m. Monday to Friday together with such additional hours during the week and at weekends as may be necessary for you to carry out your duties. The Company may vary its normal working hours to meet its requirements on giving you reasonable notice.

(c)	You shall not be entitled to receive any additional remuneration for overtime work due to your management function within the company.

4.	PLACE OF WORK

(a)	Your normal place of work shall be at Place du Molard 8, 1204, Geneva, Switzerland or such other place within Switzerland as the Company may on reasonable notice require.

(b)	You may be required to travel on behalf of the Company anywhere within the world but you will not be obliged to reside or spend more than 30 consecutive days outside of Switzerland unless you are assigned to another location.

5.	REMUNERATION

(a)	You will be entitled to a yearly gross income of CHF 729,485 payable in twelve equal allowances of CHF 60,790.

(b)	You will be paid on the 25th day of each month by transfer into your bank account after the deduction of tax and any other deductions imposed by law or contract.

(c)	Your salary will be reviewed by the Company from time to time. When reviewing salaries, the Company may take into account whatever factors it reasonably considers appropriate which will not necessarily be the same from year to year or as between employees. Any increase is at the absolute discretion of the Company and will not affect the other terms of this Agreement.

(d)	Any payments due from you to the Company may be deducted from your salary and/or any other money due to you from the Company.

(e)	Notwithstanding the tax deductions which the Company makes as required by law from your salary as set out in (b) above you are fully responsible for your personal tax planning and tax liability to the Swiss and any other authorities.

6.	BONUS

(a)	The Company may grant you at its discretion a bonus. Such bonus is discretionary and subject to the terms of the bonus plan and it does not constitute a variable component of your salary. You acknowledge that you have no right to receive such bonus.

(b)	Should you want information on the Company’s existing bonus scheme, the details of such bonus scheme are available from the Company’s Human Resources department. They may be amended at any time at the Company’s discretion.

(c)	Tax and any other deductions imposed by law or contact will be deducted from any bonus payments.

7.	PENSION

(a)	You will be required to join the Company Pension Fund subject to the applicable legal provisions and any terms and conditions of that scheme.

(b)	The contributions to the Pension Fund will be paid equally by You and the Company. Your contribution will be withheld from your salary.

(c)	The Company reserves the right to substitute another scheme with substantially the same benefits.

8.	OTHER BENEFITS

Please refer to the Company’s policies for full details of all other benefits available to you including but not limited to any car cash allowance, accident/sickness and permanent health insurance benefits. These policies are available from the Human Resources Department.

9.	EXPENSES

(a)	The Company will reimburse all reasonable expenses which are incurred by you and which are supported by receipts in the proper performance of your duties.

(b)	The repayment of expenses will be done within thirty days following the presentation of the receipts. If you do not provide receipts within one month following the incurring of the expenses, the Company has the right to refuse the repayment.

10.	HOLIDAYS

In addition to the statutory public Holidays normally observed in the Canton of Geneva according to the Law on Public Holidays (J.1.45; January 1st, Good Friday, Easter

Monday, Ascension, Whit Monday, August 1st, Jeûne genevois, Christmas and December 31st), you will be entitled to 27 working days holiday in each calendar year. The entitlement to holiday shall accrue pro rata throughout the holiday year which runs from 1 April to 31 March.

(a)	Holidays other than Public Holidays will be taken within the holiday year at such times as are agreed by you with the Company. Subject to obtaining your manager’s approval you may take your entitlement for the holiday year at any time during that year and you do not have to wait until it has accrued (although if you anticipate holiday entitlement in this way you may have to make a repayment if your employment is terminated part way through a holiday year).

(b)	3 additional days holiday will be granted at the discretion of the Company between Christmas and New Year each year.

(c)	Holidays may only be carried forward from one holiday year to the next subject to the prior approval of your Manager and up to a maximum of 27 days. After this deadline, you may not take the remaining days that have not been carried forward and you will receive the days as salary.

(d)	If either party has given the other notice of termination of employment, the Company may require you to take any unused holiday by giving you 3 days notice.

(e)	On termination of your employment you shall be entitled to salary in lieu of unused holiday.

11.	ILLNESS AND MEDICAL REPORTS

(a)	In accepting employment with the Company, it is assumed that you are able to attend work punctually and perform your duties under this Agreement. If you are unable to work through illness or accident the Company will pay you sick pay according to article 8 of this Agreement.

(b)	You are required to comply with the notification procedures described hereafter if you are unable to work through illness or accident. On the first day of absence, you must telephone your manager or if unavailable, another member of your department. You must explain the reason for your absence and give as much information as you can about when you expect to return to work. If your absence lasts longer than a day, you must keep the Company informed of the reason of your absence and expected date of your return by telephone every couple of days. If you return to work within 3 days you must complete a self-certification form on the day you return and submit it to your manager. If your absence lasts for 4 days or more you must obtain a doctor’s certificate.

The Company may at its expense and at any time (whether you are absent from work or not) request that you be examined or tested by a medical practitioner appointed by the Company so that the Company can receive medical advice about you. If you unreasonably refuse consent to such a request or unreasonably fail to attend or arrange appointments then the Employer may withhold any sick pay that you might otherwise have received and/or take decisions affecting you without the medical information it was seeking.

12.	OTHER BUSINESS INTERESTS

During your employment, you will not without the prior written consent of the Company (such consent not to be unreasonably withheld) be engaged, concerned or interested in any business or undertaking whatsoever other than the business of the Company (except as the owner for investment of shares or other securities quoted on a public stock exchange and not exceeding 5% of the total issued shares of any company).

13.	NOTICE

(a)	This Agreement may be terminated by you or the Company by a registered letter or a letter remitted in person. The notice period takes effect the first day of the month following the date of receipt of the termination notice. The notice period is six months.

(b)	If this Agreement is terminated by the Company within 3 years from the Effective Date of this Agreement by reason of redundancy (in that the Company no longer requires the work to be done that you are employed to do or the role is relocating to another EA entity) the Company will pay you a redundancy payment which will be pursuant to the terms of its current English redundancy policy and will include as a minimum the legal statutory redundancy payment you would be entitled to under English law if you were employed in England.

(c)	In the event that you are made redundant within 2 years of the Effective Date of this Agreement, as set out above or this Agreement is terminated by the Company for any other reason except for your gross misconduct, within 2 years from the transfer, then the Company will pay the costs of one-way air fare(s) to the UK and the shipping of goods up to the volume that was brought to Switzerland, to assist with relocating you and your family back to the UK.

(d)	If you voluntarily leave the employment of the Company for any reason, at any time during the first 12 months following the Effective Date of this Agreement, the Company may deduct the following amounts from your final salary payment and you agree that you will repay in full back to the Company any outstanding parts of the following amounts that are not deducted from your final salary:-

i)	Relocation and shipping expenses (defined as travel costs to transfer you and your belongings to Switzerland);

(e)	The Company reserves the right at any time during your notice period to require you to remain away from its premises; to work from home; to carry out special projects outside the normal scope of your duties; not to carry out some of your normal duties and/or not to carry out any of your normal duties. The Company may appoint another person to carry out any of your duties at such times. If the Company exercises this right, you will receive your full salary and you must:

i)	continue to comply with your implied duties, including those of good faith and fidelity; and

ii)	continue to comply with your express duties, except those from which you are explicitly released by the Company.

(f)	For valid reasons, the Company, as well as you, may at any time terminate the employment relationship without notice. A valid reason is considered to be gross misconduct within the meaning of Article 337 CO.

14.	REQUIREMENTS AFTER TERMINATION

Upon any termination of your employment you shall:

(a)	return during normal working hours to the Company or as it may direct all original or copy materials, all records, documents, books, papers, accounts, credit cards, equipment and other property relating to the business of the Company, or its clients or customers; and

(b)	continue to comply with the provisions of this Agreement (including, not by way of limitation Clauses 15 and 16 which are expressed to apply following or notwithstanding termination of your employment.

15.	POST-TERMINATION RESTRICTIONS

(a)	In this clause:

“Restricted Goods or Services” means those goods or services provided by the Company in the ordinary course of its business during the period of 12 months immediately prior to the Termination Date.

“Restricted Customer” means any firm, company or other person who, during the period of 12 months ending on the date of the termination of your employment, was a customer of or in the habit of dealing with the Company and with whom you had contact in the course of your employment.

“Restricted Employee” means any person who, at the date of the termination of your employment, was an employee of the Company with whom you had dealings in the 12 months prior to the termination of the Employment.

“Restricted Supplier” means any person who, during the twelve months ending on the date of your termination, had contracted with or been engaged by (or was negotiating to contract with or be engaged by) the Company to manufacture, assemble, supply or deliver products, goods, materials or services to the Company and with whom you had contact in the course of your employment.

(b)	You will not, for a period of 6 months after the termination of your employment, solicit or endeavour to entice away from the Company, the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Goods or Services.

(c)	You will not, for a period of 6 months after the termination of your employment, provide goods or services to or otherwise have any business dealings with any Restricted Customer in the course of any business concern which is in competition with any Restricted Goods or Services and in such a way as to affect adversely the business of the Company.

(d)	You will not, for a period of 6 months after the termination of your employment, employ or engage or offer employment to or otherwise endeavour to entice away from the Company any Restricted Employee.

(e)	You will not, for a period of 6 months after the termination of your Employment and in such a way as to affect adversely the business of the Company, seek to contract with or engage any Restricted Supplier in such a way as to affect adversely the business of the Company.

(f)	You will not, for a period of 6 months after the termination of your Employment, be engaged in Switzerland or concerned in any capacity in any business in Switzerland which is in competition with the Restricted Goods or Services.

(g)	The obligations imposed on you by this Clause 15 extend to you acting not only on your own account but also on behalf of any other firm, company or other person and shall apply whether you act directly or indirectly.

(h)	Clause 15 shall apply in case of termination of this Agreement, whatever the cause of termination.

(i)	Each sub-clause and part of such sub-clause constitutes entirely separate and independent restrictions. If any of the restrictions contained in the above clause or sub-clauses or part of sub-clauses is held not to be valid as going beyond what is reasonable for the protection of the interests of the Company, but would be adjudged reasonable if part or parts of the wording thereof were deleted, the said restriction shall apply with such words deleted to the extent so adjudged as may be necessary to make it enforceable.

(j)	You undertake that:

(i)	if you receive an offer of employment or engagement with someone other than the Company, either during your employment or during the period for which the restrictions set out above remain in force, you will immediately provide them with a complete copy of this clause;

(ii)	if you accept the offer, you will immediately notify the Company.

16.	CONFIDENTIAL INFORMATION

(a)	During and after your employment with the Employer (without time limit), you must not (unless required to do so by law or protected in doing so by a legal right of protected disclosure):

(i)	use any trade secrets or confidential information for any purposes other than the Company’s;

(ii)	disclose any trade secrets or confidential information to any person other than in properly performing your duties.

(b)	For these purposes “confidential information” means all information relating to the Company’s business practices and methods, customers, suppliers, pricing or pricing strategy, products, intellectual property, development plans of products, marketing strategies, Company licenses, third party agreements and any other information which the Company reasonably considers to be confidential.

17.	INTELLECTUAL PROPERTY

(a)	You acknowledge and agree that all copyright and design rights in any work(s) created by you in carrying out your duties under this agreement whether within or outside the Company’s premises, belong to the Company. In addition you assign to the Company by present assignment of present and future rights, all copyright and design rights in any work created by you when not carrying out your duties, but which is materially connected with those duties and of material value to the Company.

(b)	You undertake to do anything reasonably required to ensure that such copyright and design rights are assigned to the Company and to assist the Company in taking any action in relation to any possible infringements.

(c)	If any moral right arises in respect of any work created by you in the performance of your duties under this Agreement you will:

(i)	waive such rights as against the Company and its employees;

(ii)	exercise such rights against any third party only as the Company requests and in accordance with the Company’s directions.

18.	COMPANY POLICIES

(a)	Various rules and policies exist for the effective and safe operation of the Company’s business and the welfare and interests of the Company’s employees and you must comply with them. You are referred to the following policies:

(i)	Global Code of Conduct;

(ii)	Policy against Harassment;

(iii)	Global Network Use and Security Policy.

(b)	Those policies were remitted to you upon signature of this agreement and you acknowledge that you are bound at all times by all the rules, policies, standards and regulations issued from time to time and applicable to you.

(c)	From time to time the Company may alter the existing rules or policies or introduce new ones. You will receive such new or amended rules or policies. If you do not refuse the new or amended rules in writing within thirty days they will be deemed accepted and your employment agreement will therefore be amended accordingly.

(d)	Should there be any contradiction between the content of this Agreement and the content of the Company policies, the content of this Agreement shall prevail.

19.	HEALTH AND SAFETY AT WORK

It is the policy of the Company to promote the health, safety and welfare at work of all its employees. Consistent with that policy, and within the meaning of the Federal Law on work in Industry, handicraft and commerce of 13 March 1964 (RS 822.11) and subsequent relevant legislation, it is your responsibility to undertake your duties in such a way as not to endanger your own health and safety or that of your fellow employees, to use such safety equipment as may be provided, and to observe such safety regulations as may be, from time to time, in force. Breach of safety regulations is a serious disciplinary issue.

20.	DATA PROTECTION

(a)	The Company aims to comply with the provisions of the Federal Law on Data Protection Act of 19 June 1992 (RS 235.1) and has adopted a Data Protection Policy. The Company will hold computer records and personnel files relating to you. These will include personal details, references, bank details, performance appraisals, holiday and sickness records, salary reviews and remuneration details and other records (which may, where necessary, include sensitive data relating to your health). The Company requires such personal data for personnel administration and management purposes.

(b)	You hereby agree that the Company may process personal data relating to you for personnel administration and management purposes, and may, where necessary for those purposes, make such data available to its advisers, to authorised employees in it’s Head Office in Redwood Shores, California and to external third parties providing products and/or services to the Company, and as required by law.

21.	MONITORING

The Company carries out monitoring of its premises for security purposes and reserves the right in certain situations to monitor the usage of its IT and communication facilities. The circumstances and purposes for which it does so can be explained by the Human Resources department.

22.	DISCRIMINATION AND DIGNITY AT WORK

You must treat all fellow employees and people with whom you have contact in connection with your work with respect and on their merits irrespective of their sex, marital status, sexuality, religion, colour, race, ethnic or national origin or any disability which they may have. Sexual, racial and disability-related harassment and bullying is likely to be gross misconduct for which you may be dismissed.

23.	ENTIRE AGREEMENT

This Agreement and your offer letter dated 2 September 2005 contains the whole Agreement between you and the Company in connection with your employment. It replaces all previous terms and conditions (whether in writing or not) connected with your employment by the Company. There are no collective agreements in place. By signing this Agreement you confirm that you are not entering into employment with the Company in reliance upon any oral or written representations made to you by the Company, its employees or agents.

24.	CHANGES

(a)	All modifications or amendments to this Agreement will only be valid if in writing, except where otherwise specified in this Agreement, such as in clause 18.

(b)	The Company also reserves the right to transfer this agreement to any of its affiliated companies (which mean any subsidiary or holding company of the Company) on providing you with reasonable notice so that this Agreement shall have effect after the transfer as if originally made between you and the transferee.

25.	NOTICES

Notices given under this Agreement shall be in writing and if to be given to the Company may be delivered or dispatched by first class post to its registered office and if to be given to you may be handed to you or sent to your last known residential address by registered mail. You must keep the Company informed of any changes of your address. A notice dispatched by registered mail is deemed to be given seven days after dispatch and in proving service it shall be sufficient to prove that the envelope containing the notice was properly addressed, prepaid and posted.

26.	PARTIAL NULLITY

In case it be determined by a court of competent jurisdiction that any provision herein contained is illegal or unenforceable, such determination shall solely affect such provision and shall not impair the remaining provisions of this Agreement, which shall remain in full force and effect.

27.	WAIVER

The waiver by the Company of a breach or default of any provision of this Agreement by you shall not be construed as a waiver of any succeeding breach of the same or any other provision; nor shall any delay or omission of the Company to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege of the Company.

28.	APPLICABLE LAW AND JURISDICTION

(a)	This Agreement shall be governed by and construed in accordance with Swiss law.

(b)	For everything that is not foreseen in this Agreement, articles 319 to 362 the Swiss Code of the Obligations are applicable.

(c)	Any dispute relating to the validity, interpretation, performance and/or failure to perform the Agreement shall be subject to the exclusive jurisdiction of the Ordinary Courts of the State of Geneva, subject to an appeal to the Federal Supreme Court.

THIS AGREEMENT has been entered into by the parties on the date first above written.

SIGNED ON BEHALF OF THE COMPANY

By	/s/ Stephen G. Bené

By	/s/ Glen Kohl

I have read, understood, agree and accept the terms and conditions of employment set out in this Agreement.

SIGNED BY YOU

/s/ Gerhard Florin